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                                                                    EXHIBIT 99.1

                                   SignalSoft

FOR FURTHER INFORMATION, CONTACT:
---------------------------------
Whitney Gould                           Ali Heine
PR 21 for SignalSoft                    SignalSoft Corp.
+1 415 369-8108                         +1 303 381-3189
whitney.gould@pr21.com                  aheine@signalsoftcorp.com

Johan Othelius, CEO                     Annika Jarnehammar, CMO
mobilePosition AB                       mobilePosition AB
+46 709752554                           +46 730511407
johan.othelius@mobileposition.com       annika.jarnehammar@mobileposition.com


                   SIGNALSOFT CORP. ACQUIRES MOBILEPOSITION AB

    Extends SignalSoft's Consumer-Oriented Wireless Location Applications and
                    Services to Network Operators Worldwide

BOULDER, COLO. - MAY 29, 2001 - SignalSoft Corporation (Nasdaq: SGSF), the developer of the Wireless Location Services(R) software suite, today announced that it has acquired mobilePosition(TM) AB, a Sweden-based company that develops consumer-oriented mobile location-based applications for wireless network operators. mobilePosition's applications are delivered to consumers through fixed and wireless Internet media, such as short message service (SMS) and Wireless Application Protocol (WAP).

Based in Kista, Sweden's "Wireless Valley," mobilePosition's current customers include Telia Mobile (Sweden) and Sonera (Finland). mobilePosition also brings SignalSoft additional marketing and distribution relationships with major industry players. The acquisition allows SignalSoft to immediately provide an extended range of corporate and consumer applications to wireless network operators worldwide. Some examples include:

      o FRIENDPOSITION(TM) - allows the user to search and communicate with a group of friends, and includes useful functionality such as the creation of buddy lists and favorite spots, as well as instant messaging.

      o HOUSEPOSITION(TM) - provides information about houses and apartments that are for sale in a selected geographic area.


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      o  YACHTPOSITION(TM) - gives access to local weather updates, location of the nearest harbor, gas station, grocery shop and more for yachting enthusiasts.

"mobilePosition is a great fit for SignalSoft and our customers," said David Hose, SignalSoft's president and CEO. "With mobilePosition, SignalSoft can now bring mobile operators the location gateway, the middleware platform and a suite of key consumer applications. We believe that mobilePosition's applications have the potential to drive significant revenues for operators."

"In particular, mobilePosition has a strong focus on location-based services for the youth and consumer markets, with expertise in evaluating the end user experience through extensive user testing and focus groups. This acquisition brings us new customers, new distribution channels, exciting new products and a skilled wireless development team in Scandinavia."

The transaction nearly doubles the size of SignalSoft's operations in Europe. mobilePosition adds 35 employees to SignalSoft, including 20 technical staff, bringing the total number of employees in SignalSoft's worldwide operations to over 250 people. SignalSoft plans to maintain and grow the mobilePosition organization in Sweden, expand its product line and build on the mobilePosition brand.

"SignalSoft is the partner we wanted in order to further strengthen our offering to the market and increase the service to all our existing and potential customers. Now, together, we are able to offer wireless network operators all over the world an increased suite of products and applications and an increased level of global support," said Johan Othelius, CEO of mobilePosition.

Under the terms of the transaction, shareholders of mobilePosition AB received approximately 1.5 million shares of SignalSoft common stock and $1.0 million in cash. SignalSoft was advised by Broadview, a global M&A investment bank serving the IT, communications and media industries.


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A conference call to discuss SignalSoft's acquisition of mobilePosition will be held on May 30, 2001 (7:00 AM Pacific/10:00 AM Eastern). A listen-only broadcast of the conference call will be available on the Internet at www.SignalSoftCorp.com under "Investor Relations" or by calling +1 888-214-7568 or +1 415-908-4715 (conference ID No. 18992254). A 48-hour phone replay will be available by calling +1 800-633-8284 or +1 858-812-6440 (conference ID No. 18992254). A replay will also be available through June 1, 2001 on the Internet under "Investor Relations" at www.SignalSoftCorp.com

ABOUT SIGNALSOFT CORP.
SignalSoft Corp.'s (Nasdaq: SGSF) Wireless Location Services(R) software suite allows wireless network operators to provide location-based services to their subscribers. Its software products transform raw location data into new revenue sources that help to differentiate wireless operators and build subscriber loyalty. Some of the largest U.S. wireless operators, including AT&T Wireless, Cingular, and Sprint PCS, and wireless operators in Europe, such as Libertel-Vodafone, Orange Switzerland and Sunrise, use SignalSoft's products. SignalSoft has established industry partnerships with many location determination technology providers and wireless network platform and infrastructure providers, and with a broad range of application, content and service providers through its local.info(TM) Alliance program. Founded in 1995, SignalSoft is headquartered in Boulder, Colo., USA, with offices in Canada, Japan, Singapore and the United Kingdom. For more information about SignalSoft and its products, please call 303-381-3000, email info@signalsoftcorp.com, or visit the company's Web site at www.signalsoftcorp.com.

ABOUT MOBILEPOSITION AB
mobilePosition is a world leader in the development and operation of applications and technical solutions for mobile location-based services (MLS). The company provides applications to operators, leading portals, and mediahouses that aspire to stay on the leading edge, create new sources of revenue, and offer their customers the latest, most innovative mobile Internet services. mobilePosition was founded in 1999 with headquarters located in Stockholm, Sweden and an additional office in central Europe. For more information about mobilePosition, please call Annika Jarnehammar at +46-8-4771400 or visit the company's web site at www.mobileposition.com

      Wireless Location Services(R) is a federally registered trademark of
        SignalSoft Corporation. mobilePosition(TM), friendPosition(TM),
           housePosition(TM), and yachtPosition(TM) are trademarks of
             mobilePosition. All other trademarks are acknowledged.

This press release may contain forward-looking statements that are subject to risks and uncertainties. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the ability of SignalSoft and mobilePosition to integrate their respective operations, delay in product development, general business conditions in the industry, changes in demand for products, the timing and amount or cancellation of orders and other risks detailed from time to time in SignalSoft's filings with the Securities and Exchange Commission.


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